Exhibit 99.1

Crescent Energy Announces Exchange Offers and Consent Solicitations for
Vital Energy, Inc.’s 7.75% Senior Notes due 2029 and 9.750% Senior Notes due 2030
HOUSTON, December 1, 2025 – Crescent Energy Finance LLC (“CE Finance”), a wholly owned subsidiary of Crescent Energy Company (NYSE: CRGY) (“Crescent”) announced today that it has commenced (i) an offer to exchange (the “2029 Notes Exchange Offer”) any and all 7.75% Senior Notes due 2029 (the “Existing Vital 2029 Notes”) issued by Vital Energy, Inc. (“Vital”) that are held by Eligible Holders (as defined below) for up to $298,214,000 aggregate principal amount of new 7.75% Senior Notes due 2029 issued by CE Finance (the “New Crescent 2029 Notes”) and (ii) an offer to exchange (the “2030 Notes Exchange Offer” and, together with the 2029 Notes Exchange Offer, the “Exchange Offers”) any and all 9.750% Senior Notes due 2030 (the “Existing Vital 2030 Notes” and, together with the Existing Vital 2029 Notes, the “Existing Vital Notes”) issued by Vital that are held by Eligible Holders for up to $302,364,000 aggregate principal amount of new 9.750% Senior Notes due 2030 issued by CE Finance (the “New Crescent 2030 Notes” and, together with the New Crescent 2029 Notes, the “New Crescent Notes”).
In conjunction with the Exchange Offers, CE Finance is soliciting consents (each, a “Consent”) from Eligible Holders to adopt certain proposed amendments (the “Proposed Amendments”) to each of the indentures governing the Existing Vital Notes, which, if adopted, would eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions currently contained therein (each, a “Consent Solicitation” and, collectively, the “Consent Solicitations”).
The following table sets forth the Exchange Consideration and Total Exchange Consideration (each as defined in the Offering Memorandum and Consent Solicitation Statement, as defined herein) for each series of Existing Vital Notes:

Title of Series of Existing Vital Notes	CUSIP/ISIN Number	Issuer	Aggregate Principal Amount Outstanding	Exchange Consideration(1)	Total Exchange Consideration(2)	Consent Fee(3)
7.75% Senior Notes due 2029	144A: 516806AH9 / US516806AH93 Reg S: U51319AE8/ USU51319AE89	Vital	$298,214,000	$970 principal amount of new Crescent 7.75% Senior Notes due 2029	$1,000 principal amount of new Crescent 7.75% Senior Notes due 2029	$2.50
9.750% Senior Notes due 2030	516806AJ5 / US516806AJ59	Vital	$302,364,000	$970 principal amount of new Crescent 9.750% Senior Notes due 2030	$1,000 principal amount of new Crescent 9.750% Senior Notes due 2030	$2.50
(1)    For each $1,000 principal amount of the applicable Existing Vital Notes (as defined below) validly tendered after the Early Tender Date (as defined below) but at or before the Expiration Date (as defined below), not validly withdrawn and accepted for exchange.
(2)    For each $1,000 principal amount of the applicable Existing Vital Notes validly tendered at or before the Early Tender Date, not validly withdrawn and accepted for exchange.
(3)    If the Consent Threshold Condition (as defined in the Offering Memorandum and Consent Solicitation Statement) is satisfied with respect to a series of Existing Vital Notes, each holder of such series as of the Settlement Date will receive $2.50 in cash for each $1,000 principal amount of such applicable Existing Vital Notes held by such holder on the Settlement Date, subject to the other conditions set forth in the Offering Memorandum and Consent Solicitation Statement.
An Eligible Holder may not tender their Existing Vital Notes in an Exchange Offer without delivering their Consents and may not deliver their Consents without tendering their Existing Vital Notes. Each Eligible Holder who validly tenders (and does not validly withdraw) their Existing Vital Notes pursuant to an Exchange Offer will be deemed to have validly delivered their Consent in the corresponding Consent Solicitation with respect to the principal amount of such tendered Existing Vital Notes.
The Exchange Offers and Consent Solicitations are being made upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement, dated December 1, 2025 (as it may be amended or supplemented from time to time, the “Offering Memorandum and Consent Solicitation Statement”). Each Exchange Offer and Consent Solicitation is conditioned upon the Consent Threshold Condition, the Vital Acquisition Condition and the General Conditions (each as defined in the Offering Memorandum and Consent Solicitation Statement), although CE Finance may waive any condition (other than the Vital Acquisition Condition) at any time with respect to an Exchange Offer and corresponding Consent Solicitation. Any waiver of a condition by CE Finance with respect to an Exchange Offer will automatically waive such condition with respect to the corresponding Consent Solicitation.
The Exchange Offers and Consent Solicitations will expire at 5:00 p.m., New York City time, on December 30, 2025, unless extended (such date and time, as the same may be extended, the “Expiration Date”) or earlier terminated by CE Finance.
Eligible Holders who validly tender their Existing Vital Notes on or prior to 5:00 p.m., New York City time, on December 12, 2025, unless extended by CE Finance (such date and time, as the same may be extended, the “Early Tender Date”), will be eligible to receive, on the Settlement Date (as defined below), the applicable Total Exchange Consideration set forth in the table above for all such Existing Vital Notes that are accepted for exchange. Eligible Holders who validly tender their Existing Vital Notes after the Early Tender Date but on or prior to the Expiration Date will be eligible to receive, on the Settlement Date, the applicable Exchange Consideration set forth in the table above for all such Existing Vital Notes that are accepted for exchange.
If the Consent Threshold Condition is satisfied with respect to a series of Existing Vital Notes, each holder of such series of Existing Vital Notes as of the Settlement Date will be paid $2.50 in cash for each $1,000 principal amount of Existing Vital Notes held by such holder as of the Settlement Date (the “Consent Fee”), subject to the other conditions set forth in the Offering Memorandum and Consent Solicitation Statement. The Settlement Date will be a date that is promptly following the Expiration Date and is currently expected to be January 2, 2026, the second business day following the Expiration Date (the “Settlement Date”).If the Vital Acquisition Condition has not been satisfied prior to the Expiration Date, CE Finance intends to extend the Expiration Date, without extending the Early Tender Date or the consent withdrawal deadline (unless required by law or unless CE Finance elects in its sole discretion to amend the Exchange Offers and the Consent Solicitations to allow further withdrawals) to have the Settlement Date substantially coincide with the consummation of Crescent’s acquisition of Vital.
The maturity date, interest rate and interest payment dates of each New Crescent Note issued pursuant to the Exchange Offers will be identical to, and the optional redemption provisions with respect to the subject New Crescent Note will be substantially the same as those applicable to, the corresponding Existing Vital Note for which such New Crescent Note was exchanged. No accrued and unpaid interest will be payable upon acceptance of any Existing Vital Notes in the Exchange Offers and Consent Solicitations (other than accrued and unpaid interest payable with respect to any fractional portion of New Crescent Notes not delivered in consideration of minimum denomination requirements). However, the first interest payment on the New Crescent Notes will include the accrued and unpaid interest from the applicable Existing Vital Notes tendered in exchange therefor so that a tendering Eligible Holder will receive the same interest payment they would have received had their Existing Vital Notes not been tendered in the Exchange Offers and Consent Solicitations.
At any time at or before the Expiration Date, if CE Finance receives valid Consents from Eligible Holders sufficient to effect the Proposed Amendments with respect to the Existing Vital Notes of a subject series, Vital may execute and deliver on the date thereof or promptly thereafter a supplemental indenture containing the Proposed Amendments to the relevant Existing Vital Indenture, which will immediately become effective upon execution but will only become operative upon the exchange of all Existing Vital Notes of the subject series validly tendered and not validly withdrawn pursuant to the applicable Exchange Offer and the payment of the applicable Consent Fee with respect to such series to holders of Existing Vital Notes as of the Settlement Date, subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement. As a result, once the supplemental indenture effecting the Proposed Amendments with respect to the subject series of Existing Vital Notes is executed, any subsequent withdrawal of a tender of Existing Vital Notes of such series will not revoke the Consent previously delivered by operation of such tender. If the Proposed Amendments become operative with respect to a series of Existing Vital Notes, the Proposed Amendments will be binding on all holders of such series of Existing Vital Notes who did not validly tender their Existing Vital Notes in an Exchange Offer. However, even if such supplemental indenture is executed, if all Existing Vital Notes of the subject series validly tendered and not validly withdrawn are not exchanged by CE Finance pursuant to the applicable Exchange Offer and the Consent Fee with respect to such series is not paid to all holders of such series of Existing Vital Notes as of the Settlement Date, such supplemental indenture will be of no force and effect until the applicable exchange consideration and Consent Fee is paid.
CE Finance, in its sole discretion, may modify or terminate any Exchange Offer and may extend the Early Tender Date (without extending the Withdrawal Deadline), the Expiration Date and/or the Settlement Date with respect to any Exchange Offer, subject to applicable law. Any such modification, termination or extension by CE Finance with respect to an Exchange Offer will automatically modify, terminate or extend the corresponding Consent Solicitation, as applicable.
The Exchange Offers are only being made, and the New Crescent Notes are only being offered and will only be issued, and copies of the Offering Memorandum and Consent Solicitation Statement and other related materials will only be made available, to holders of Existing Vital Notes who complete and return an eligibility form confirming, among other things, that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” and outside the United States under Regulation S for purposes of applicable securities laws (such a holder, an “Eligible Holder”). The eligibility form is available electronically at: https://gbsc-usa.com/eligibility/crgy.
Wells Fargo Securities, LLC is serving as the Dealer Manager for the Exchange Offers and as the Solicitation Agent for the Consent Solicitations. Any persons with questions regarding the Exchange Offers or the Consent Solicitations should contact the Dealer Manager by calling (866) 309-6316 (toll-free) or (704) 410-4235 (collect) or emailing liabilitymanagement@wellsfargo.com.
The Information Agent and Exchange Agent for the Exchange Offers and Consent Solicitations is Global Bondholder Services Corporation. Copies of the Offering Memorandum and Consent Solicitation Statement and materials related to the Exchange Offers or Consent Solicitations may be obtained from Global Bondholder Services Corporation by calling (212) 430-3774 (banks and brokers, collect) or (855) 654-2015 (all others, toll-free) or by emailing contact@gbsc-usa.com.
This news release is for informational purposes only. The Exchange Offers and Consent Solicitations are being made only pursuant to the Offering Memorandum and Consent Solicitation Statement, and the information in this news release is qualified by reference to the Offering Memorandum and Consent Solicitation Statement. Further, this news release does not constitute an offer to sell or the solicitation of an offer to buy the Existing Vital Notes, the New Crescent Notes or any other securities, nor does it constitute a notice of redemption for the Existing Vital Notes. No recommendation is made as to whether holders should tender any Existing Vital Notes in response to the Exchange Offers (and deliver Consents in response to the Consent Solicitations). Holders of Existing Vital Notes must make their own decision as to whether to participate in the Exchange Offers and Consent Solicitations and, if so, the principal amount of Existing Vital Notes to tender.
The New Crescent Notes offered in the Exchange Offers have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Therefore, the New Crescent Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

About Crescent Energy Company
Crescent is a differentiated U.S. energy company committed to delivering value for shareholders through a disciplined growth through acquisition strategy and consistent return of capital. Crescent’s long-life, balanced portfolio combines stable cash flows from low-decline production with deep, high-quality development inventory. Crescent’s investing and operating activities are focused in Texas and the Rocky Mountain region. For additional information, please visit www.crescentenergyco.com.
Cautionary Statements Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations. The words and phrases “should,” “could,” “may,” “will,” “believe,” “think,” “plan,” “intend,” “expect,” “potential,” “possible,” “anticipate,” “estimate,” “forecast,” “view,” “efforts,” “target,” “goal” and similar expressions identify forward-looking statements and express our expectations about future events. This communication includes statements regarding the Exchange Offers, the Consent Solicitations, the Vital Acquisition, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities, anticipated future performance, Crescent’s ability to close the divestitures in a timely manner or at all, and future outlooks of Crescent that may contain forward-looking statements within the meaning of federal securities laws. We believe that our expectations are based on reasonable assumptions; however, no assurance can be given that such expectations will prove to be correct. A number of factors could cause actual results to differ materially from the expectations, anticipated results or other forward-looking information expressed in this communication, including the expected timing and likelihood of completion of the Vital Acquisition or the divestitures, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Vital Acquisition that could reduce anticipated benefits or cause the parties to abandon the Vital Acquisition, the expected timing and likelihood of the completion of the Exchange Offers and Consent Solicitations, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement (as defined in the Offering Memorandum and Consent Solicitation Statement), the possibility that stockholders of Crescent may not approve the issuance of new shares of Class A common stock in the Vital Acquisition or that stockholders of Vital may not approve the Merger Agreement, the risk that the parties may not be able to satisfy the conditions to the Vital Acquisition in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the Vital Acquisition, the risk that any announcements relating to the Vital Acquisition could have adverse effects on the market price of Crescent’s Class A common stock or Vital’s common stock, the risk that the Vital Acquisition and its announcement could have an adverse effect on the ability of Crescent and Vital to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk the pending Vital Acquisition could distract management of both entities and they will incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or it may take longer than expected to achieve those synergies and other important factors that could cause actual results to differ materially from those projected, weather, political and general economic conditions and events in the U.S. and in foreign oil producing companies, including the impact of inflation, elevated interest rates and associated changes in monetary policy; changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements; federal and state regulations and laws, including the Inflation Reduction Act of 2022, taxes, tariffs and international trade, safety and the protection of the environment; the impact of disruptions in the capital markets; geopolitical events such as the armed conflict in Ukraine, the Israel-Hamas conflict and increased hostilities in the Middle East, including heightened tensions with Iran; actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil-producing countries, including the agreement by OPEC to phase out production cuts; the availability of drilling, completion and operating equipment and services; reliance on Crescent’s external manager; commodity price volatility, the severity and duration of public health crises; and the risks associated with commodity pricing and Crescent’s hedging strategy, the timing and success of business development efforts, including acquisition and disposition opportunities, our ability to integrate operations or realize any anticipated operational or corporate synergies and other benefits from recent acquisitions other than the Vital Acquisition.

All statements, other than statements of historical facts, included in this communication that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially from our expectations due to a number of factors, including, but not limited to, those items identified as such in the most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and the risk factors described thereunder, filed by Crescent Energy Company with the U.S. Securities and Exchange Commission.
Many of such risks, uncertainties and assumptions are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. We do not give any assurance (1) that we will achieve our expectations or (2) concerning any result or the timing thereof.
All subsequent written and oral forward-looking statements concerning this offering, the use of proceeds therefrom, Crescent and CE Finance or other matters and attributable thereto or to any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. We assume no duty to update or revise these forward-looking statements based on new information, future events or otherwise.
Crescent Energy Investor Relations Contact
IR@crescentenergyco.com
Crescent Energy Media Contact
Media@crescentenergyco.com